This Agreement is made on this 30th day of August, 2022, between Novusterra Inc. ("the Company," "NOVS.") and American Resources Corporation ("AREC").

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereto agree to the following terms and conditions:

1. American Resources Corporation will sell the exclusive rights to the Carbon Nanostructure and Graphene patents held by American Resources Corporation to Novusterra Inc. for 4.0 million shares valued at $4.00 per share.
2. Andrew Weeraratne will step down from the board and as an officer. Dr. Greg Jensen will be named CEO and Director. Dr. Gerardine Botte will be named CTO and Mark LaVerghetta will be named Chairman of the Company, Mark Jensen will step down as Chairman.
3. As part of the acquisition the Novusterra Inc. will issue:
    a. Dr Gregory Jensen: 1.1 million.
    b. Dr. Gerardine Botte to join as the CTO:1.0 million
    c. Jeff Peterson as Vice President of Operations: 350,000
    d. Tarlis Thompson as Vice President of Operations: 100,000
    e. Christian Alvarez Pugliese as Vice President of Research: 150,000
    f. David Sauve as Vice President of Marketing: 50,000
4. The Company currently has 10,482,424 common shares outstanding, and the issuance of the above-mentioned new shares will make the total outstanding shares to a total of 17,232,424 and with Andrew Weeraratne ("AW") owning 1,665,741 shares or approximately 10% ownership of the Company. The parties agree that AW ownership of shares will not be diluted below 8% until the date of a successful IPO. In the event AW ownership goes below 8% the Transfer Agent will be instructed to issue additional new shares to bring AW ownership to 8% of the total outstanding shares
5. In the event any acquisitions that can increase the value of the Company are discovered prior to an IPO then AW and all other parties have to give consent to such an acquisition and in that case the Parties agree that AW ownership will not be diluted below 5% till the date of a successful IPO. In the event AW ownership goes below 5% the Transfer Agent will be instructed to issue additional new shares to bring AW ownership to 5% of the total outstanding shares.
6. Parties agree that AW will have the right to request a copy of the shareholder list of the company from the Transfer Agent, the day before the date of the IPO and the TA will be required to follow the instructions on Paragraph 6 and 7.
7. AW may buy out the shares of some shareholders of NOVS in order to help them out in the event they get into any financial difficulties and any addition of such new share won't be included in making the calculations as stated on paragraph 5 and 6.

8. The Company under new management will file an amendment to the current prospectus already has been filed with the SEC. If the company registers any selling shareholders shares it will do so on a prorate basis to the shareholders outstanding.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this day as set forth above.

For American Resources Corporation:

Mark Jensen
CEO
American Resources Corporation
12115 Visionary Way, Suite 174
Fishers, IN 46038

For Novusterra Inc.

I Andrew Weeraratne
Chief Executive Officer
Novusterra Inc.
7135 Collins Ave No 624
Miami Beach, FL 33141